Exhibit 99.1

AITX’s Subsidiary, Robotic Assistance Devices, Heads to GSX 2023 to Participate with Several Channel Partners

Detroit, Michigan, September 7, 2023 — Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), today announced its planned activities at the Global Security Exchange (GSX) Conference on September 11-13, in Dallas, TX.

Global Security Exchange (GSX) is the world’s most comprehensive event for security professionals. Powered by ASIS International, GSX delivers unbeatable benefits and opportunities to help security professionals stay a step ahead.

AITX and RAD CEO, Steve Reinharz, will be participating on a panel discussion titled “How Cybersecurity, Edge Analytics, and AI Have Impacted the Design and Implementation of Physical Security Systems” on Tuesday, September 12. Also appearing on this panel are RAD’s Board of Advisors Chairman Jeffrey Slotnick, CPP, PSP, and Board of Advisors member Antoinette King, PSP.

RAD security solutions ROSA™, AVA™ and RADDOG™ will also be on display at GSX. This year, the Company has chosen to participate at the conference with a select few channel partners. “We’ve opted to support a few of our dealers and channel partners at this year’s GSX show,” said Reinharz. With a majority of our unit sales flowing through the dealer channel, it makes logistic sense, and saves us money by supporting our channel at these events.”

ECAMSECURE, a GardaWorld company will be presenting their Virtual Gate Guard™, based on RAD’s AVA, and introducing the TechTerrier, based on RAD’s recently announced RADDOG 2LE.

ECAMSECURE’s Virtual Gate Guard is a compact and mountable unit that provides an edge-to-edge 180° field of vision with advanced access control over gates and other controlled points of entry. The Virtual Gate Guard takes full advantage of the RAD Software Suite providing an ideal solution for logistics and distribution centers, storage yards, parking structures, corporate campuses; anywhere that increased visibility is needed at a fraction of the cost.

“AI has been on everyone’s lips for the past few months,” said Chris Coffey, Chief Executive Officer at ECAMSECURE. “We’re pleased to be sourcing the Virtual Gate Guard from a company that’s been building advanced AI tech for years.”

GSX attendees can preview ECAMSECURE’s offerings from RAD at the GardaWorld booth #3619.

At last year’s ISC West, RAD’s version of the Virtual Gate Guard, aka AVA was named a winner of the 2022 SIA New Products and Solutions Awards in the Access Control Software, Hardware, Devices and Peripherals category. In November of 2022, ECAMSECURE’s Virtual Gate Guard obtained an AST ASTORS Award in the Best Access Control & Authentication System category.

RADDOG 2LE, being shown at GSX as ECAMSECURE’s TechTerrier marks a critical evolution of quadruped robotics positioned to improve the capabilities of law enforcement agencies and enable them to apply practical robotics for a variety of tasks. With its agile quadruped (four-legged) design and cutting-edge external accessories, RADDOG 2LE empowers officers to conquer challenging terrain, reach inaccessible areas, and navigate through dangerous environments.

RAD’s best-selling and multiple award-winning ROSA will be on display at the Apex Assured booth #1749. Apex Assured recently became a RAD authorized dealer. “We are so excited to be able to introduce our clients and prospects to the amazing capabilities of ROSA,” said Nate Green, President of Apex Assured. “Thanks, RAD, for supporting your dealer channel!”

While RAD is in the Dallas area for GSX, Allied Universal®, RAD’s largest authorized dealer will be supplied a RIO™ 360 for use and demonstration at their Monitoring and Response Center (MaRC) located in Richardson, TX. This RIO deployment will join 2 other RAD devices, a ROSA solution, and an AVA unit, previously deployed at the MaRC.

“RAD’s dealer network is stronger than ever, and we expect it to be even stronger after this year’s GSX,” said Mark Folmer, CPP, PSP, FSyI, President of RAD. “Channel partners showcasing our ROSA, AVA and even RADDOG is such an endorsement of the strength and momentum we are experiencing with the security channel as it evolves and adapts to more advanced technology.”

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances that the Company will meet its expectations with respect to its future sales volume or becoming cash flow positive. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060
@SteveReinharz